                      EXHIBIT 99

NEWS RELEASE

PGT Reports 2010 Second Quarter Results

VENICE, FL, August 4, 2010 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the second quarter ended July 3, 2010.  In our second quarter:

▪	Net sales were $49.0 million, an increase of $2.1 million, or 4.6%, over prior year second quarter;

▪	Gross margin was 31.1%, a slight decrease from the prior year second quarter gross margin of 31.2%;

▪	Net income was $1 thousand compared to net income of $342 thousand in the prior year second quarter;

▪	EBITDA was $5.3 million, compared to $6.0 million in the prior year second quarter.

“For the first time since 2006 we are reporting year over year sales growth.  This increase of 4.6% was due mainly to our expansion outside of Florida. During this downturn, we have demonstrated our ability to establish a stronger foothold in new markets, including states outside Florida where sales increased 28.3%” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “Sales in Florida were essentially flat over the same period, due to continued economic pressures including high unemployment and high home inventories, though the latter is decreasing.  There are some positive trends including continued low mortgage rates and certain areas showing signs of price stabilization.  Housing starts in Florida increased 41% compared to the second quarter of 2009, driven mainly by a 47% increase in single family starts.  This was due in part to the tax incentives which expired on April 30, 2010.”

Commenting further on the second quarter of 2010, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “The majority of the increase came in sales of our non-impact products, which have lower margins.  This was offset somewhat by a decrease in sales of our aluminum WinGuard impact products of $2.5 million.  As a result, gross margin as a percent of sales decreased slightly versus a year ago, despite savings generated from cost reduction initiatives taken in the back half of 2009.  We also recorded an additional $0.7 million in non-cash stock compensation expense during the quarter, and an additional expense of $0.4 million related to a partial return of salary reduction each salaried employee took beginning in the second quarter of 2009.  Second quarter’s EBITDA was $5.3 million, or 10.7% of sales, compared to prior year’s second quarter EBITDA of $6.0 million, or 12.8% of sales.”

Mr. Jackson continued, “During the quarter, we generated $8.0 million in cash from operations, due in part to a $3.7 million tax refund.  Our cash balance increased $6.8 million during the quarter to $22.0 million, and our net debt and corresponding leverage ratio, decreased to $31 million and 2.2X, respectively.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, August 5, 2010, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-654-5157 (U.S. and Canada) and 914-495-8568 (international). A replay of the call will be available beginning August 5, 2010, at 1:30 p.m. eastern time through August 26, 2010. To access the replay, dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international) and refer to pass code 88730193.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,200 at its manufacturing, glass laminating and tempering plants in Florida and North Carolina. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$49,006	$46,867	$89,522	$88,381
Cost of sales	33,760	32,247	62,953	63,866
Gross margin	15,246	14,620	26,569	24,515
Selling, general and administrative expenses	13,904	12,541	25,833	27,552
Income/(loss) from operations	1,342	2,079	736	(3,037)
Interest expense	1,264	1,737	2,738	3,315
Other (income) expense, net	-	-	(20)	6
Income/(loss) before income taxes	78	342	(1,982)	(6,358)
Income tax expense	77	-	77	-
Net income/(loss)	$1	$342	$(2,059)	$(6,358)

Basic net income/(loss) per common share	$0.00	$0.01	$(0.04)	$(0.18)

Diluted net income/(loss) per common share	$0.00	$0.01	$(0.04)	$(0.18)

Weighted average common shares outstanding:
Basic	53,649	36,220	46,694	36,199

Diluted	54,334	36,601	46,694	36,199

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 3,	January 2,
	2010	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$22,018	$7,417
Accounts receivable, net	17,882	14,213
Inventories	11,513	9,874
Deferred income taxes	622	622
Other current assets	5,866	7,860
Total current assets	57,901	39,986

Property, plant and equipment, net	60,552	65,104
Other intangible assets, net	64,530	67,522
Other assets, net	971	1,018
Total assets	$183,954	$173,630

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,773	$16,607
Current portion of long-term debt and capital lease obligations	247	105
Total current liabilities	17,020	16,712
Long-term debt and capital lease obligations	52,969	68,163
Deferred income taxes	17,937	17,937
Other liabilities	2,367	2,609
Total liabilities	90,293	105,421

Total shareholders' equity	93,661	68,209
Total liabilities and shareholders' equity	$183,954	$173,630

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Reconciliation to Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share (1):

Net Income/(loss)	$1	$342	$(2,059)	$(6,358)
Reconciling item:
Restructuring charge (2)	-	-	-	3,002
Tax effect of reconciling item	-	-	-	-
Adjusted net income/(loss)	$1	$342	$(2,059)	$(3,356)

Weighted average shares outstanding:
Diluted (3)	54,334	36,601	46,694	36,199

Adjusted net income/(loss) per share - diluted	$0.00	$0.01	$(0.04)	$(0.09)

Reconciliation to EBITDA and Adjusted EBITDA:
Net Income/(loss)	$1	$342	$(2,059)	$(6,358)
Reconciling items:
Depreciation and amortization expense	3,921	3,936	7,887	8,032
Interest expense	1,264	1,737	2,738	3,315
Income tax expense	77	-	77	-
EBITDA	5,263	6,015	8,643	4,989
Restructuring charge (2)	-	-	-	3,002
Adjusted EBITDA	$5,263	$6,015	$8,643	$7,991
Adjusted EBITDA as percentage of net sales	10.7%	12.8%	9.7%	9.0%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed August 4, 2010.

(2) Represents charges related to restructuring actions taken in the first quarter of 2009. These charges relate primarily to employee separation costs. Of the $3.0 million restructuring charge in 2009, $1.4 million is included in cost of goods sold and $1.6 million is included in selling, general and administrative expenses.

(3) Due to the net losses in the first six month of 2010 and 2009 , the effect of equity compensation plans is anti-dilutive. Weighted average common shares outstanding for 2009 have been restated to give effect to the bonus element contained in the 2010 rights offering.